EXHIBIT 99.1

 FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES 2013 EARNINGS

AND REPURCHASE PROGRAM

•	$16.1 million net income for 2013, compared to $3.0 million for 2012
•	$3.80 earnings per diluted common share for 2013, compared to $0.53 for 2012
•	$18.97 book value per common share, up $3.52 or 23% over December 31, 2012
•	Common stock repurchase program announced

Green Bay, Wisconsin, January 21, 2014 – Nicolet Bankshares, Inc. (OTCBB: NCBS) (“Nicolet”) announces 2013 net income of $16.1 million, and net income available to common shareholders of $15.2 million or $3.80 per diluted common share, compared to $3.0 million, $1.8 million and $0.53, respectively, for 2012. Book value per common share was $18.97 at December 31, 2013, $3.52 or 23% higher than a year ago.

Net interest margin was 4.06% for 2013, up from 3.67% for 2012, benefiting from earning asset growth, purchased loans performing better than expected, and a continued decline in the cost of funds. Between the years, growth in total revenues from the expanded size and business lines favorably exceeded the rise in noninterest expenses from operating a larger franchise.

Nonperforming assets to total assets were 1.02% at December 31, 2013, reflecting Nicolet’s commitment to immediate and dedicated work on asset resolution, particularly on acquired nonperforming assets. The 2013 provision for loan losses was $6.2 million covering $4.1 million of net charge offs, compared to $4.3 million and $3.1 million, respectively, for 2012.

“It has been an outstanding year,” said Bob Atwell, Chairman and CEO of Nicolet. “We acquired nearly $300 million of loans from two distressed institutions and finished the year with our nonperforming assets ratio at 1.02%. This willingness to plan, invest and act on opportunity resulted in significant earnings per share and a commensurate increase in book value,” Atwell said. “This current performance, as well as our track record of strategic execution, is a strong foundation for Nicolet’s future profit and growth.”

Current year results include Nicolet’s predominantly stock-for-stock merger with Mid-Wisconsin Financial Services, Inc. in April and its FDIC-assisted acquisition of Bank of Wausau in August 2013. Combined, as of their respective acquisition dates, these transactions added approximately $483 million in assets, $284 million in loans and $388 million in deposits, and 2013 results included related non-recurring bargain purchase gains of $11.9 million and direct merger expenses of $1.9 million pre-tax.

At December 31, 2013, total assets were $1.2 billion. Since year end 2012, loans grew 53% to $847 million and deposits grew 68% to over $1.0 billion at December 31, 2013, largely attributable to the acquisitions. Excluding initially acquired loans and net deposits, organic loan growth was 2% and deposit growth was 8% over year end 2012.

Fourth quarter net income was $1.0 million, and after preferred stock dividends of $61,000, net income available to common shareholders was $0.22 per diluted common share. This is a 22% increase in diluted earnings per share between fourth quarter periods. In 2012, fourth quarter net income was $0.9 million, preferred stock dividends were $305,000 and diluted earnings per common share were $0.18.

Strong growth in small business loans qualified Nicolet for a lower fourth quarter 2013 dividend rate of 1% on its Small Business Lending Fund preferred stock. The dividend rate will remain at a fixed 1% annual rate over the next ten quarters.

“This transformative year is not the accidental result of a generalized recovery. We played strong defense during the five-year crisis, while we built the human and financial resources necessary to capture the extraordinary opportunity available in its aftermath,” said Atwell. “We said this is what we were going to do, and in 2013, we delivered.”

“The improvement seen in the economic climate helps all banks, but the community bank sector is in the early stages of a fundamental restructuring,” Atwell said. “Nicolet is a leader in this complex landscape.”

Today the Board of Directors of Nicolet approved a common stock repurchase program. The program authorizes the use of up to $6 million to repurchase up to 350,000 shares of Nicolet common stock, representing approximately 8.3% of currentlyoutstanding shares, from time to time, in the open market, in block trades or in private transactions, depending upon, but not limited to, market conditions, liquidity and alternative uses of capital.

“The implementation of this stock repurchase program reflects the simple conviction that the purchase of our shares represents a great investment for our current shareholders. It provides an immediate way for our shareholders to benefit from the extraordinary progress being made,” said Atwell. “We perceive a substantial disconnect between the intrinsic value of our stock and its current trading range, and this apparent problem is an opportunity for all our shareholders,” Atwell concluded.

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities law. Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will”, “expect”, “believe” and “prospects”, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statement made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, regulatory or legislative developments affecting the financial industry generally or Nicolet specifically, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet specifically, the uncertainties associated with newly developed or acquired operations and market disruptions. Nicolet undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited)
	Three Months Ended		Year Ended
	12/31/2013	12/31/2012	12/31/2013	12/31/2012
Selected Income Statement Data:
(In thousands, except per share data)
Net interest income	$10,531	$6,212	$36,904	$22,265
Provision for loan losses	2,275	975	6,200	4,325
Noninterest income	3,472	2,759	25,737	10,744
Noninterest expense	10,281	6,340	36,431	24,063
Net income	982	937	16,141	3,036
Preferred stock dividends	61	305	976	1,220
Net income available to common shareholders	921	632	15,165	1,816
Per Common Share Data:
Net income-basic	$0.22	$0.18	$3.81	$0.53
Net income-diluted	$0.22	$0.18	$3.80	$0.53

At Period End:	12/31/2013	12/31/2012
(In millions, except per share data)
Total assets	$1,199	$745
Loans	847	553
Allowance for loan losses	9	7
Deposits	1,035	616
Stockholders' equity	105	77
Common equity	80	53
Book value/common share	$18.97	$15.45
Tangible book value/common share	$17.55	$14.58
Common shares outstanding (#)	4.241	3.425